Exhibit 15.3

CONSENT OF AUTHOR

The Board of Directors of Bridgeport Ventures Inc.

Reference is made to the technical report (the "Technical Report") entitled "Summary Report on the Rosario Copper-Gold Project, Region III, Atacama, Chile" (December 2009) which the undersigned has prepared for Bridgeport Ventures Inc.

I have reviewed and approved the summary of and extract from the Technical Report prepared to be filed with the Amendment No. 2 to Registration Statement on Form 20-F of Bridgeport Ventures, Inc. and confirm that the summary and extract fairly and accurately represents the information in the Technical Report. I hereby consent to the written disclosure of my name, and reference to the Technical Report in the public filing of the Amendment No. 2 to Registration Statement on Form 20-F of Bridgeport Ventures Inc. with the U.S. Securities and Exchange Commission. I further consent to the reference to me under the heading "Statements by Experts" in the Amendment No. 2 to Registration Statement on Form 20-F.

Dated: December 3, 2010

/s/ Matthew Gray
Matthew Gray, Ph.D., C.PG.